Exhibit 99

MutualFirst Financial Announces Record Earnings in 2015

MUNCIE, Ind., Feb. 3, 2016 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the fourth quarter ended December 31, 2015 decreased to $3.3 million, or $0.44 per diluted common share. This compared to net income available to common shareholders for the same period in 2014 of $3.7 million, or $0.49 per diluted common share. Annualized return on average assets was 0.91% and return on average tangible common equity was 10.02% for the fourth quarter of 2015 compared to 1.03% and 12.06%, respectively, for the same period of last year.

Net income available to common shareholders for the year ended December 31, 2015 increased to $12.3 million, or $1.62 per diluted common share compared to net income available to common shareholders of $11.0 million, or $1.49 per diluted common share for the year ended December 31, 2014. Annualized return on average assets was 0.85% and return on average tangible common equity was 9.49% for the year ended 2015 compared to 0.79% and 9.42%, respectively, for the year ended 2014.

Other financial highlights for the fourth quarter and year ended December 31, 2015 included:

  Commercial loans increased $28.8 million, or 33.2% on an annualized basis during the fourth quarter of 2015 and increased $56.1 million, or 17.6% in 2015. Non-real estate consumer loans increased $1.5 million, or 4.1% on an annualized basis during the fourth quarter of 2015 and increased $30.6 million, or 26.7% in 2015.
  Asset quality improved during 2015 as non-performing loans to total loans were 0.66% as of December 31, 2015 compared to 0.73% as of December 31, 2014 and non-performing assets to total assets were 0.65% as of December 31, 2015 compared to 0.75% as of December 31, 2014.
  Deposits increased $12.1 million in 2015 as core deposits increased to 68% of total deposits as of December 31, 2015 compared to 63% of total deposits as of December 31, 2014.
  Tangible common equity to total tangible assets is 9.10% and tangible book value per common share is $18.10 as of December 31, 2015 compared to tangible common equity to total tangible assets of 8.72% and tangible book value per common share of $17.12 as of December 31, 2014.
  Net interest income for the fourth quarter of 2015 increased by $461,000 compared to the same period in 2014 and increased by $718,000 for all of 2015 compared to 2014.
  Net interest margin was 3.26% for the fourth quarter of 2015 compared to 3.23% in the same period of 2014. For all of 2015, net interest margin was 3.22% compared to 3.26% in 2014.
  Provision for loan losses was $725,000 less in 2015 compared to 2014.
  Non-interest income increased $2.3 million, or 15% in 2015 compared to 2014.
  Non-interest expense increased $1.8 million, or 4% in 2015 compared to 2014 primarily due to the acquisition of Summit Mortgage in 2014.
  In October 2015, MutualBank opened a branch location in Fort Wayne, Indiana, the second largest city in the State of Indiana.

"2015 was a year that earnings momentum continued and was aided by robust loan growth," said David W. Heeter, President and CEO. "We believe we are continuing to generate momentum that will increase and enhance shareholder value over the next few years."

In the first quarter of 2015, the Bank elected to adopt an accounting change to better align the recognition of low-income housing tax credits and the corresponding amortization of the low-income housing investments from the equity method of accounting to a proportional method of amortization. This change has been made retrospectively and all comparisons in this release are as if this change was made at the beginning of 2014.

Balance Sheet

Assets increased $54.9 million as of December 31, 2015 compared to December 31, 2014, primarily due to the increase in gross loans of $64.2 million. The increase in the gross loan portfolio was primarily due to growth in commercial loans of $56.1 million, or 17.6% and in non-real estate consumer loans of $30.6 million, or 26.7%. These increases were partially offset by a decline in the residential loan portfolio of $22.5 million. The commercial and consumer loan portfolios have increased to 54.6% of the total loan portfolio compared to 49.4% as of December 31, 2014. Heeter continued, "A part of our strategic plan is to change the mix of our loan portfolio. The loan growth in 2015 has moved us toward our desired earning asset mix." Mortgage loans held for sale decreased by $149,000 during 2015. Mortgage loans sold during 2015 totaled $145 million compared to $65 million for 2014 as mortgage production increased in 2015 compared to 2014 due to declines in mortgage rates, increased purchase activity and the acquisition of Summit Mortgage in the third quarter of 2014.

Deposits increased by $12.1 million in 2015. The increase in deposits has been primarily in core deposits, which increased $62.9 million in 2015 offset by a decline of $50.6 million in certificates of deposit. Core deposits increased to 68% of the Bank's total deposits as of December 31, 2015 compared to 63% as of December 31, 2014.

Allowance for loan losses was $12.6 million as of December 31, 2015 compared to $13.2 million as of December 31, 2014. Net charge-offs in 2015 were $652,000, or 0.06% of total average loans, compared to $1.1 million, or 0.11% of total average loans in 2014. The allowance for loan losses to non-performing loans as of December 31, 2015 was 176.3% compared to 177.0% as of December 31, 2014. The allowance for loan losses to total loans as of December 31, 2015 was 1.17% compared to 1.30% as of December 31, 2014. Non-performing loans to total loans as of December 31, 2015 were 0.66% compared to 0.73% as of December 31, 2014. Non-performing assets to total assets were 0.65% as of December 31, 2015 compared to 0.75% as of December 31, 2014.

Stockholders' equity was $136.9 million as of December 31, 2015, an increase of $10.2 million from December 31, 2014. The increase was primarily due to net income available to common shareholders of $12.3 million and an increase of $2.0 million due to exercises of stock options. These increases were partially offset by common stock dividends of $3.6 million. The Company's tangible book value per common share as of December 31, 2015 increased to $18.10 compared to $17.12 as of December 31, 2014 and the tangible common equity ratio increased to 9.10% as of December 31, 2015 compared to 8.72% as of December 31, 2014. MFSF and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of December 31, 2015.

Income Statement

Net interest income before the provision for loan losses increased $461,000 for the quarter ended December 31, 2015 compared to the same period in 2014. The increase in net interest income was a result of a $45.3 million increase in average interest-earning assets, which was attributable to an increase of $55.4 million in average loans. The increase was benefited by an improvement in net interest margin by three basis points to 3.26% and the tax equivalent margin increased to 3.34%. On a linked-quarter basis, net interest income before the provision for loan losses increased $284,000 as net interest margin increased by four basis points and average interest-earnings assets increased by $17.6 million due to increases in the loan portfolio.

Net interest income before the provision for loan losses increased $718,000 in 2015 compared to 2014. The increase was a result of an increase of $39.8 million in average interest-earning assets due to an increase in the average loan portfolio of $50.2 million. This increase was partially offset by the net interest margin decreasing to 3.22% in 2015 compared to 3.26% in 2014. Tax equivalent net interest margin was 3.29% in 2015 compared to 3.31% in 2014.

The provision for loan losses in the fourth quarter of 2015 was $125,000 compared to no provision during last year's comparable period. This was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was attributable to net charge-offs of $241,000, or 0.09% of average loans on an annualized basis in the fourth quarter of 2015, compared to net charge offs of $81,000 in the fourth quarter of 2014, and growth in the loan portfolio. Non-performing loans to total loans at December 31, 2015 were 0.66% compared to 0.73% at December 31, 2014. Non-performing assets to total assets were 0.65% at December 31, 2015 compared to 0.75% at December 31, 2014.

The provision for loan losses for the year 2015 was $125,000 compared to $850,000 in 2014. The decrease was primarily due to a decline in net charge-offs and improving asset quality. Net charge-offs for the year 2015 totaled $652,000, or 0.06% of loans, compared to $1.1 million, or 0.11%, in 2014.

Non-interest income for the fourth quarter of 2015 was $4.4 million, a decrease of $277,000 compared to the fourth quarter of 2014. The decrease is primarily related to a decrease in net gains on sale of other real estate of $299,000 due to a large gain in the fourth quarter of 2014 and a decline in commission income of $204,000 primarily related to non-recurring fees in the fourth quarter of 2014 that were not duplicated in the fourth quarter of 2015. Increases in non-interest income included an increase in gain on sale of AFS securities of $137,000 due to losses on liquidation of trust preferred securities in the fourth quarter of 2014 and increases of $69,000 in net gain on sale of loans due to increased production and sales by the Bank and its subsidiary, Summit Mortgage. On a linked-quarter basis, non-interest income decreased by $29,000 due to a decline in net gain on sale of loans of $328,000 primarily due to seasonality in mortgage activity in the fourth quarter of 2015. This was partially offset by an increase in other income by $197,000 due to receipt of a death benefit from bank-owned life insurance.

Non-interest income for 2015 was $17.1 million, an increase of $2.3 million compared to 2014. The increase was driven by a $2.3 million increase in net gain on sale of loans due to increased activity at the Bank and its subsidiary, Summit Mortgage.

Non-interest expense increased $232,000 when comparing the fourth quarter of 2015 with the same period in 2014. The increase was primarily due to salaries and employee benefits increasing $472,000 due to increased salaries and health insurance and an increase in other expenses due to a $300,000 write-down on land held by the Bank. These increases were offset by a decline of $318,000 in advertising and promotion primarily due to additional expenses related to the Bank's 125 year anniversary in 2014. On a linked-quarter basis, non-interest expense increased $449,000 primarily due to the write-down on land discussed above.

Non-interest expense increased $1.8 million when comparing 2015 with 2014. The increase was primarily a result of expenses associated with Summit Mortgage which was acquired in the third quarter of 2014, this increased expenses by $1.6 million in 2015.

The effective tax rate for the fourth quarter of 2015 was 21.2% compared to 17.0% in the same quarter of 2014. The increase was related to a recovery of a valuation allowance of $600,000 in 2014 that was not repeated in the same period of 2015. The effective tax rate for 2015 was 27.2% compared to 25.9% for 2014.

Heeter concluded, "Enhancing franchise value is our primary strategic goal. We believe 2015 continued the momentum we have created over the last several years to continue to profitably grow and increase shareholder value."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-one full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned mortgage banking subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF." Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MutualFirst Financial, Inc. Selected Financials

	(Unaudited)	(Unaudited)	Adjusted*
	December 31,	September 30,	December 31,
Balance Sheet (Unaudited):	2015	2015	2014
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$20,915	$18,643	$29,575
Investment securities - AFS	261,138	266,815	260,806
Loans held for sale	5,991	6,052	6,140
Loans, gross	1,080,845	1,057,735	1,016,686
Allowance for loan loss	(12,641)	(12,757)	(13,168)
Net loans	1,068,204	1,044,978	1,003,518
Premise and equipment, net	31,048	30,805	30,939
FHLB of Indianapolis stock	10,482	9,810	11,964
Investment in limited partnerships (1)	427	452	527
Deferred tax asset, net (1)	12,210	11,566	13,575
Cash value of life insurance	51,209	51,895	51,002
Foreclosed real estate/Other repossessed assets	2,455	2,418	3,305
Goodwill	1,800	1,800	1,800
Core deposit and other intangibles	811	931	1,105
Other assets	11,653	10,199	9,167
Total assets	$1,478,343	$1,456,364	$1,423,423

Liabilities and Stockholders' Equity
Deposits	$1,091,382	$1,079,586	$1,079,320
FHLB advances	225,617	216,217	192,442
Other borrowings	9,458	9,637	10,174
Other liabilities	14,948	15,825	14,735
Stockholders' equity (1)	136,938	135,099	126,752
Total liabilities and stockholders' equity	$1,478,343	$1,456,364	$1,423,423

			(Unaudited)			(Unaudited)
	(Unaudited)	(Unaudited)	Adjusted*		(Unaudited)	Adjusted*
	Three Months	Three Months	Three Months		Twelve Months	Twelve Months
	Ended	Ended	Ended		Ended	Ended
	December 31,	September 30,	December 31,		December 31,	December 31,
Income Statement (Unaudited):	2015	2015	2014		2015	2014
	(000)	(000)	(000)		(000)	(000)

Total interest income	$13,314	$13,049	$12,893		$51,776	$51,178
Total interest expense	2,214	2,233	2,254		8,803	8,923

Net interest income	11,100	10,816	10,639		42,973	42,255
Provision for loan losses	125	0	0		125	850
Net interest income after provision
for loan losses	10,975	10,816	10,639		42,848	41,405

Non-interest income
Service fee income	1,629	1,496	1,597		5,947	5,995
Net realized gain (loss) on sales of AFS securities	14	57	(123)		436	313
Commissions	1,176	1,164	1,380		4,603	4,868
Equity in losses of limited partnerships (1)	0	0	0		0	0
Net gain on sale of loans	910	1,238	841		4,176	1,849
Net servicing fees	69	67	69		274	114
Increase in cash value of life insurance	291	292	293		1,184	1,158
Net gain (loss) on sale of other real estate and repossessed assets	(31)	(30)	268		(111)	(53)
Other income (1)	306	109	316		630	641
Total non-interest income	4,364	4,393	4,641		17,139	14,885

Non-interest expense
Salaries and employee benefits	6,571	6,341	6,099		25,526	23,560
Net occupancy expenses	588	553	495		2,260	2,258
Equipment expenses	489	479	528		1,831	1,872
Data processing fees	443	432	378		1,746	1,558
Advertising and promotion	186	296	504		1,193	1,497
ATM and debit card expense	372	381	344		1,436	1,320
Deposit insurance	228	225	240		897	1,019
Professional fees	404	378	374		1,695	1,628
Software subscriptions and maintenance	447	443	432		1,749	1,652
Other real estate and repossessed assets	69	92	184		374	631
Other expenses	1,306	1,034	1,293		4,440	4,383
Total non-interest expense	11,103	10,654	10,871		43,147	41,378

Income before taxes	4,236	4,555	4,409		16,840	14,912
Income tax provision (1)	897	1,330	748		4,578	3,866
Net income available to common shareholders	$3,339	$3,225	$3,661		$12,262	$11,046

Pre-tax pre-provision earnings (2)	$4,361	$4,555	$4,409		$16,965	$15,762

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		months ended			months ended
		12/31/2015			12/31/2014
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$21,860	$3	0.05%	$25,465	$5	0.08%
Mortgage-backed securities:
Available-for-sale	188,521	1,472	3.12	208,417	1,380	2.65
Investment securities:
Available-for-sale	68,609	518	3.02	50,995	336	2.64
Loans receivable	1,073,773	11,216	4.18	1,018,415	11,034	4.33
Stock in FHLB of Indianapolis	9,833	105	4.27	13,969	138	3.95
Total interest-earning assets (3)	1,362,596	13,314	3.91	1,317,261	12,893	3.92
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	109,565			108,639
Total assets	$1,472,161			$1,425,900

Interest-Bearing Liabilities:
Demand and NOW accounts	$271,360	155	0.23	$260,638	153	0.23
Savings deposits	132,994	3	0.01	123,892	3	0.01
Money market accounts	165,174	101	0.24	148,630	96	0.26
Certificate accounts	358,699	1,017	1.13	409,387	1,199	1.17
Total deposits	928,227	1,276	0.55	942,547	1,451	0.62
Borrowings	221,367	938	1.69	184,605	803	1.74
Total interest-bearing liabilities	1,149,594	2,214	0.77	1,127,152	2,254	0.80
Non-interest bearing deposit accounts	171,157			157,965
Other liabilities	15,421			16,325
Total liabilities	1,336,172			1,301,442
Stockholders' equity	135,989			124,458
Total liabilities and stockholders' equity	$1,472,161			$1,425,900

Net interest earning assets	$213,002			$190,109

Net interest income		$11,100			$10,639

Net interest rate spread (5)			3.14%			3.12%

Net yield on average interest-earning assets (5)			3.26%			3.23%

Net yield on average interest-earning assets, tax equivalent (4)(5)			3.34%			3.28%

Average interest-earning assets to
average interest-bearing liabilities			118.53%			116.87%

			(Unaudited)			(Unaudited)
	(Unaudited)	(Unaudited)	Adjusted*		(Unaudited)	Adjusted*
	Three Months	Three Months	Three Months		Twelve Months	Twelve Months
	Ended	Ended	Ended		Ended	Ended
	December 31,	September	December 31,		December 31,	December 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2015	2015	2014		2015	2014

Share and per share data:
Average common shares outstanding
Basic	7,405,909	7,394,061	7,211,450		7,374,589	7,160,700
Diluted	7,571,387	7,562,499	7,445,530		7,547,885	7,391,831
Per common share:
Basic earnings (1)	$0.45	$0.44	$0.51		$1.66	$1.54
Diluted earnings (1)	$0.44	$0.43	$0.49		$1.62	$1.49
Dividends	$0.12	$0.12	$0.10		$0.48	$0.32

Dividend payout ratio	27.27%	27.91%	20.41%		29.63%	21.48%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(5)	0.91%	0.89%	1.03%		0.85%	0.79%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(5)	10.02%	9.92%	12.06%		9.49%	9.42%
Interest rate spread information:
Average during the period(5)	3.14%	3.09%	3.12%		3.10%	3.15%

Net interest margin(5)(6)	3.26%	3.22%	3.23%		3.22%	3.26%

Efficiency Ratio	71.80%	70.05%	71.15%		71.78%	72.42%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	118.53%	118.78%	116.87%		118.01%	115.76%

Allowance for loan losses:
Balance beginning of period	$12,757	$12,906	$13,249		$13,168	$13,412
Charge offs:
Mortgage first lien	99	154	182		643	572
Mortgage - lines of credit and junior liens	75	0	49		77	371
Commercial real estate	39	0	44		39	44
Construction and development	0	0	0		0	244
Consumer loans	103	140	205		563	651
Commercial business loans	61	4	0		65	0
Sub-total	377	298	480		1,387	1,882

Recoveries:
Mortgage first lien	1	32	3		34	31
Mortgage - lines of credit and junior liens	1	0	1		2	4
Commercial real estate	2	2	17		131	24
Construction and development	79	75	249		323	297
Consumer loans	50	40	47		201	255
Commercial business loans	3	0	82		44	177
Sub-total	136	149	399		735	788

Net charge offs (recoveries)	241	149	81		652	1,094
Additions charged to operations	125	0	0		125	850
Balance end of period	$12,641	$12,757	$13,168		$12,641	$13,168

Net loan charge-offs to average loans (5)	0.09%	0.06%	0.03%		0.06%	0.11%

	(Unaudited)	(Unaudited)	Adjusted*
	December 31,	September 30,	December 31,
	2015	2015	2014

Total shares outstanding	7,422,061	7,394,061	7,236,002
Tangible book value per common share (1)	$18.10	$17.90	$17.12
Tangible common equity to tangible assets (1)	9.10%	9.11%	8.72%

Nonperforming assets (000's)
Non-accrual loans
Mortgage first lien	$3,592	$3,131	$3,499
Mortgage - lines of credit and junior liens	783	897	658
Commercial real estate	2,356	2,795	2,023
Construction and development	0	0	209
Consumer loans	148	147	218
Commercial business loans	25	91	605
Total non-accrual loans	6,904	7,061	7,212
Accruing loans past due 90 days or more	267	90	226
Total nonperforming loans	7,171	7,151	7,438
Real estate owned	1,942	1,864	2,829
Other repossessed assets	513	554	476
Total nonperforming assets	$9,626	$9,569	$10,743

Performing restructured loans (7)	$4,084	$5,660	$4,618

Asset Quality Ratios:
Non-performing assets to total assets	0.65%	0.66%	0.75%
Non-performing loans to total loans	0.66%	0.68%	0.73%
Allowance for loan losses to non-performing loans	176.28%	178.39%	177.03%
Allowance for loan losses to loans receivable	1.17%	1.21%	1.30%

*Adjusted - During the first quarter of 2015 MutualFirst Financial, Inc. made an accounting change to better align low-income tax credits with the amortization of those investments.  This change is retrospective and has been applied, where applicable, to the information presented as of and for the twelve months ended 12/31/14.

(1) Adjusted 12/31/2014 is for retrospective accounting change in the first quarter of 2015.

(2) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(4) Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 34% applicable tax rate.

(5) Ratios for the three month periods have been annualized.

(6) Net interest income divided by average interest earning assets.

(7) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945